SILVERADO MAKES SIGNIFICANT GAINS IN QUEST

FOR A

LARGE AND RICH LODE GOLD DEPOSIT

OCTOBER 30, 2006 - Fairbanks, Alaska – USA - Vancouver, BC – Canada
SILVERADO - OTCBB: SLGLF / Frankfurt: SLGL / Berlin: SLGL

Today, Silverado Gold Mines Ltd. announced that the results of its 2006 mining, gold recovery, drilling and geological work indicate the close proximity of a potentially large and rich lode gold deposit. The just-completed work has yielded an abundance of evidence which points to the location of such a deposit at the company’s Nolan Placer Gold Mine, located 280 miles north of Fairbanks, Alaska in the historic Koyukuk Mining District. In all, Silverado has invested $40 million in exploring, developing and test mining this 11 square mile property where all the mountain drainages contain gold.

“Silverado is privileged to be mining Nolan Creek,” commented Silverado Gold Mines Ltd. CEO, Garry Anselmo. “The Nolan property has yielded many treasures not only this year, but historically as well. Silverado has removed and sold over $10 million in gold from the mine over the past several years and now has another $1,000,000 worth of placer gold nuggets and dust in hand.”

Silverado has engaged in extensive property acquisition, exploration, infrastructure construction, development and test mining on the Nolan property for the past twenty eight years. The Company’s activity on this site is only the most recent mining pursuit on the property. The first prospectors began their search for gold on Nolan in 1897, and the first actual mining began in 1902. “This Arctic Alaska project presents some unique challenges with permanently frozen ground and air temperatures ranging from +80°F in the 24 hour daylight summer and -87°F in the 24 hour dark winter. We work year round.”

“We’ve remained at the Nolan property and all indications are that we will be rewarded for our persistence with the discovery of the source of Nolan’s treasures,” Anselmo continued.

There are several indicators in the company’s 2006 discoveries that suggest the current mining activities are near the source. A key guide to the proximity of a rich lode deposit is the character of recovered gold. For example, sharp-edged nuggets demonstrate a lack of extensive rounding from travel, suggesting the gold is near the source. Also, quartz from veins and ‘country-rock’ attached to gold, indicates a near-source parent system. Likewise, the presence of an abundance of stibnite (antimony sulfide) indicates primary-source gold deposits. Antimony, if present in a mineralized system, is typically found at the top of the system and thus is an indicator that the system has a good likelihood of down dip extension or good depth potential. The abundant antimony found at Nolan therefore indicates good depth potential, (suggests large body in the vertical axis). Antimony is widely used in industry and would be a pay mineral to the Company from mining the lode gold deposits.

The character of the gold recovered at the Nolan mine this past year has all the right indicators. Further, numerous geophysical patterns, geochemical readings and electromagnetic signatures in the surrounding soil and rock all indicate the nearness of a lode source. This data points to the probable existence of high-grade gold within the confines of the Nolan property.

Based on the geology and other evidence, Silverado is now drilling intermittently for placer and lode gold samples in this area to find the source of these exceptionally large, high-grade nuggets which have been found over a distance of five lineal miles and to expand its placer gold resource base. Additionally, Silverado has now opened the tunnel entries to the remaining underground portion of the Swede Channel. The infrastructure to allow unhindered recovery was put in place last year to enable the company to focus exclusively on mining the remainder of the channel this year. The channel yielded 939 ounces in 2006 of which 785 were beautiful nugget gold. Based on the measurements of the remaining portion of the channel, the company expects to see a 2007 recovery from this area alone of two-to-three times or more the amount of gold that was recovered this past season.

Many New Placer Gold Mining Areas Are Indicated. Mary’s East Is Now Ready For Mining.

Visit this web link to view map and photos of gold recovered this season as well as a 3D map showing the Swede Mine, Mary’s Bench Mine and the Mary’s East Gold Deposit.:
http://www.silverado.com/nolancreek2006

Should time allow during the 2007 mining period, Silverado will begin mining the adjacent “Mary’s East” ore body where the most consistent high grade drill holes have been encountered to date. (see link above)

Anselmo concluded, “although the ‘05-‘06 season saw the recovery of beautiful, high-quality, large gold nuggets, the real story is that we believe we are very near the source of these exceptional gold nuggets. We look to 2006-2007 to be our most exciting season yet.”

To learn more about Silverado Gold Mines Ltd., visit us online at http://www.silverado.com or contact Bob Dynes, Investor relations, toll free at 1-800-665-4646.

This press release was prepared by Edward J. Armstrong, Certified Professional Geologist; who is a qualified person as defined under the standards of Canadian National Instrument policy 43-101.

SILVERADO GOLD MINES LTD.
Mailing Address · 505 - 1111 W. Georgia Street · Vancouver, B.C. · V6E 4M3 · CA
(800) 665-4646 or (604) 689-1535 · F: (604) 682-3519 · pr@silverado.com · http://www.silverado.com
Field Address · P.O. Box 83730 · Fairbanks, Alaska. · 99708 · USA

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.